Exhibit 99.1

NEWMARKET CORPORATION REPORTS FIRST QUARTER 2010 RESULTS

•	Petroleum Additives Operating Profit Improves 41 Percent

•	Polartech Acquisition Completed

•	Repurchased 168,549 Shares of Common Stock

Richmond, VA, April 21, 2010 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the first quarter 2010.

Net income for the first quarter 2010 increased to $42.1 million, or $2.78 per share, an improvement of 47 percent over net income for the first quarter of 2009 of $28.7 million, or $1.88 per share.

First quarter 2010 results reflect another strong performance in petroleum additives with operating profit improving to $70.4 million. This represents an improvement of 41 percent over operating profit for the first quarter of last year of $50.1 million. The increase reflects the benefit of higher lubricant additives operating profits. Sales of petroleum additives in the first quarter of this year increased to $389.3 million, an increase of 16 percent from sales for the first quarter of last year of $334.8 million. Shipments increased 21 percent for the first quarter over the same period last year predominately in the lubricant additives product lines. Shipments were especially weak in the first two months of last year and are now at a level we believe is near normal. Our petroleum additives group continues to focus on providing our customers with the innovative products they need to serve this market as evidenced by the increased investment we have made in research and development.

This continued strong operating performance strengthens our financial position by providing excellent cash flow. During the first quarter of this year, we utilized cash on hand to acquire Polartech, a leading metalworking additive company, and to purchase 168,549 shares of our common stock at an average price of $84.70 per share. We also reduced debt on Foundry Park I by over $30 million and obtained five year financing to repay the construction loan that was due later this year. Our cash position remains strong with a balance of $88 million at the end of the quarter, compared to a cash balance of $151.8 million at year end 2009.

We are pleased with our performance in the first quarter of this year. Our investments in geographic expansion have led to improvements in all regions. During the quarter, we welcomed over 100 employees of Polartech into our corporate family and are excited about integrating this business and expanding our global footprint with the production facilities in India and China. Our investments in research and development have positioned us well to meet new industry specifications and increased customer requirements, and we continue to make the investments in people, technology and facilities in order to help our customers meet their needs and to continue to succeed in this marketplace.

Sincerely,

Thomas E. Gottwald

As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, April 22, 2010, to review first quarter financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until April 29, 2010 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The account number is 286. The conference ID number is 349178. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; ability to respond effectively to technological changes in our industry; supply disruptions at single sourced facilities; failure to protect our intellectual property rights; political, economic, and regulatory factors concerning our products; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete future acquisitions or successfully integrate future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2009 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax:       804.788.5688

Email:  investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended March 31
	2010	2009
Revenue:
Petroleum additives	$389.3	$334.8
Real estate development	2.9	—
All other (a)	2.9	2.3

Total	$395.1	$337.1

Segment operating profit:
Petroleum additives	$70.4	$50.1
Real estate development	1.8	(0.2)
All other (a)	0.9	(0.5)

Segment operating profit	73.1	49.4

Corporate unallocated expense	(4.2)	(3.5)
Interest and financing expenses	(3.9)	(2.9)
Loss on an interest rate swap agreement (b)	(2.4)	—
Other (expense), net	(0.1)	—

Income before income tax expense	$62.5	$43.0

Net income	$42.1	$28.7

Basic earnings per share	$2.79	$1.89

Diluted earnings per share	$2.78	$1.88

Notes to Segment Results and Other Financial Information

(a)	“All other” includes the results of our TEL business, as well as certain contract manufacturing of Ethyl Corporation.

(b)	The loss on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the interest rate swap and, accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended March 31
	2010	2009
Revenue:
Net sales - product	$392,265	$337,128
Rental revenue	2,861	—

	395,126	337,128

Costs:
Cost of goods sold - product	273,628	246,054
Cost of rental	1,090	—

	274,718	246,054

Gross profit	120,408	91,074

Selling, general, and administrative expenses	30,574	26,267
Research, development, and testing expenses	21,083	18,754

Operating profit	68,751	46,053

Interest and financing expenses	3,949	2,936
Other expense, net(a)	2,311	80

Income before income tax expense	62,491	43,037

Income tax expense	20,353	14,349

Net income	$42,138	$28,688

Basic earnings per share	$2.79	$1.89

Diluted earnings per share	$2.78	$1.88

Shares used to compute basic earnings per share	15,118	15,203

Shares used to compute diluted earnings per share	15,154	15,241

Cash dividends declared per share	$0.375	$0.20

Notes to Consolidated Statements of Income

(a)	On June 25, 2009 we entered into an interest rate swap. The loss on the interest rate swap was $2.4 million for the three months ended March 31, 2010. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	March 31 2010	December 31 2009

ASSETS

Current assets:
Cash and cash equivalents	$87,971	$151,831
Short-term investments	300	300
Trade and other accounts receivable, less allowance for doubtful accounts ($1,156 - 2010; $1,195 - 2009)	214,026	214,887
Inventories	202,787	192,903
Deferred income taxes	4,064	4,118
Prepaid expenses and other current assets	35,660	39,100

Total current assets	544,808	603,139

Property, plant and equipment, at cost	932,595	934,382
Less accumulated depreciation and amortization	633,537	631,967

Net property, plant and equipment	299,058	302,415

Prepaid pension cost	3,228	2,430
Deferred income taxes	36,756	34,670
Other assets and deferred charges	88,096	37,475
Intangibles, net of amortization and goodwill	42,885	45,063

Total assets	$1,014,831	$1,025,192

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$87,025	$88,186
Accrued expenses	56,571	63,775
Dividends payable	4,936	4,992
Book overdraft	2,994	2,230
Long-term debt, current portion	3,357	33,881
Income taxes payable	16,163	4,988

Total current liabilities	171,046	198,052

Long-term debt	215,611	216,200
Other noncurrent liabilities	154,457	152,755

Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding - 15,042,440 in 2010 and 15,209,989 in 2009	—	275
Accumulated other comprehensive loss	(81,477)	(74,784)
Retained earnings	555,194	532,694

	473,717	458,185

Total liabilities and shareholders’ equity	$1,014,831	$1,025,192